PURCHASE AND SALE AGREEMENT

BETWEEN

SM ENERGY COMPANY

and

AMERICAN EAGLE ENERGY CORPORATION

DATED NOVEMBER 20, 2012

ARTICLE VIII CERTAIN AGREEMENTS		19
8.1	Conduct of Business.	19
8.2	Governmental Bonds.	20
8.3	Notifications.	20

ARTICLE IX CONDITIONS TO CLOSING		20
9.1	Buyer’s Conditions to Closing.	20
9.2	SM Energy’s Conditions to Closing.	20

ARTICLE X Tax Matters		21
10.1	Asset Tax Liability.	21
10.2	Transfer Taxes.	22
10.3	Asset Tax Reports and Returns.	22
10.4	Tax Cooperation.	22

ARTICLE XI CLOSING		22
11.1	Date of Closing.	22
11.2	Place of Closing.	22
11.3	Closing Obligations.	22
11.4	Records.	23

ARTICLE XII ACQUISITION TERMINATION AND REMEDIES		23
12.1	Right of Termination.	23
12.2	Effect of Termination.	23
12.3	Return of Documentation and Confidentiality.	24

ARTICLE XIII ASSUMPTION; SURVIVAL; INDEMNIFICATION		24
13.1	Assumption by Buyer.	24
13.2	Indemnities of SM Energy.	24
13.3	Indemnities of Buyer.	24
13.4	Limitation on Liability.	25
13.5	Express Negligence.	25
13.6	Exclusive Remedy for Agreement.	25
13.7	Indemnification Procedures.	25
13.8	Survival.	27
13.9	Non-Compensatory Damages.	27

ARTICLE XIV MISCELLANEOUS		27
14.1	Counterparts.	27
14.2	Notices.	27
14.3	Expenses.	28
14.4	Waivers; Rights Cumulative.	28
14.5	Relationship of the Parties.	28
14.6	Entire Agreement; Conflicts.	29
14.7	Governing Law.	29
14.8	Filings, Notices and Certain Governmental Approvals.	29
14.9	Amendment.	29
14.10	Parties in Interest.	29
14.11	Successors and Permitted Assigns.	29
14.12	Publicity.	29
14.13	Preparation of Agreement.	30
14.14	Severability.	30

Schedules

Schedule 3.6	Litigation
Schedule 3.7(a)	Material Contracts
Schedule 3.8	Violation of Laws
Schedule 3.10	Imbalances
Schedule 3.11	AFEs
Schedule 3.12	Environmental Matters
Schedule 3.13	Asset Taxes
Schedule 3.16	Partnerships
Schedule 6.4	Consents and Preferential Rights
Schedule 8.1	Permitted Operations

Exhibits
Exhibit A	Leases
Exhibit B	Wells
Exhibit C	Form of Assignment

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November 20, 2012 (the “Execution Date”) between SM ENERGY COMPANY, a Delaware corporation (“SM Energy”) and AMERICAN EAGLE ENERGY CORPORATION, a Nevada corporation (“Buyer”). SM Energy and Buyer shall sometimes be referred to herein together as the “Parties”, and each individually as a “Party”.

RECITALS

WHEREAS, SM Energy owns certain oil and gas leases located in Divide County, North Dakota and associated assets as more fully described below; and

WHEREAS, SM Energy desires to sell and Buyer desires to purchase the Assets (as defined below) upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATION

1.1          Definitions. Capitalized terms used in this Agreement shall have the meanings given such terms in Annex I.

1.2          Interpretation. All references in this Agreement to Exhibits, Appendices, Annexes, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Annexes, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP, as in effect on the Execution Date. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Appendices, Annexes and Exhibits referred to herein are attached to and made a part of this Agreement. Unless expressly stated otherwise, references to any Law or contract shall mean such Law or contract as it may be amended from time to time.

ARTICLE II
Purchase and Sale

2.1          Purchase and Sale.

(a)          Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from SM Energy, and SM Energy agrees to sell, assign and deliver to Buyer the Assets for the consideration specified in this Article II.

(b)          SM Energy shall reserve and retain all of the Excluded Assets.

2.2          Purchase Price. Subject to the other terms and conditions of this Agreement, the purchase price for the Assets shall be Nine Million, One Hundred Thousand Dollars ($9,100,000.00) (the “Purchase Price”). The Purchase Price shall be payable as follows:

(a)          Concurrently with the execution and delivery of this Agreement, Buyer shall deposit by wire transfer in immediately available funds with SM Energy, to be held in escrow by SM Energy pending Closing, the sum of $455,000 (such amount, together with any interest earned thereon. the “Deposit”).

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(b)          At Closing, Buyer shall pay SM Energy the Closing Amount by wire transfer in immediately available funds.

2.3          Deposit.

(a)          If the transactions contemplated by Section 2.1 are not consummated on or before the Closing Date because of: (i) the failure of Buyer to materially perform any of its obligations hereunder, or (ii) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and as of the Closing, then, in such event, SM Energy shall have the right to terminate this Agreement and receive the Deposit free of any claims by Buyer thereto.

(b)          If this Agreement is terminated by the mutual written agreement of the Parties, or if the Closing does not occur on or before the Closing Date for any reason other than as set forth in Section 2.3(a), then Buyer shall be entitled to the delivery of the Deposit, free of any claims by SM Energy with respect thereto.

(c)          In the event of any termination of this Agreement as contemplated by Section 2.3(a) or Section 2.3(b) above, the Parties shall, in each case, thereupon have the rights and obligations set forth in Section 12.2 and Section 12.3.

2.4          Adjustments to Purchase Price.

(a)          For purposes of determining the amounts of the adjustments to the Purchase Price provided for in this Section 2.4, the principles set forth in this Section 2.4(a) shall apply. Buyer shall be entitled to all production of Hydrocarbons from or attributable to the Units, Leases, and Wells at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time, and shall be responsible for (and entitled t o any refunds with respect to) all Operating Expenses incurred at and after the Effective Time. SM Energy shall be entitled to all Hydrocarbon production from or attributable to Units, Leases and Wells prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Operating Expenses incurred prior to the Effective Time. “Earned” and “incurred”, as used in the Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein. For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.4, (i) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Units, Leases and Wells when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well). SM Energy shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available. As part of the Preliminary Settlement Statement, Buyer shall provide to SM Energy such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Closing Amount.

(b)          The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)          an amount equal to the value of all Hydrocarbons produced from or attributable to the Assets in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or if there is no contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced or if actually sold prior to the date of determination, the proceeds actually recovered by SM Energy attributable to such sale), net of amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and Asset Taxes;

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(ii)         an amount equal to all Operating Expenses and other costs and expenses paid by SM Energy that are attributable to the Assets during the Interim Period, whether paid before or after the Effective Time;

(iii)        to the extent that SM Energy is under-produced or has over-delivered at the wellhead or into pipelines (in each case) as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 3.10, as complete and final settlement of all such Imbalances, to the extent attributable to the Assets and subject to Section 2.4(d), the sum of $0.00;

(iv)        Subject Transfer Taxes paid by any SM Energy with respect to the transactions contemplated by this Agreement; and

(v)         any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.

(c)          The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)          an amount equal to all proceeds actually received by SM Energy attributable to the sale of Hydrocarbons (A) produced from or attributable to the Assets during the Interim Period or (B) contained in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time for which an upward Purchase Price adjustment was made pursuant to Section 2.4(b);

(ii)         if SM Energy makes the election under Section 6.2(c)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;

(iii)        if SM Energy makes the election under Section 7.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;

(iv)        an amount determined pursuant to Section 7.1(b)(iii), Section 6.4(c)(ii) or Section 6.4(d)(i), as applicable, for any Asset excluded from the transaction contemplated hereby pursuant to such Sections;

(v)         the value of any Casualty Loss pursuant to Section 6.3(b)(B);

(vi)        to the extent that SM Energy is over-produced or has under-delivered at the wellhead or into pipelines (in each case) as of the Effective Time as shown with respect to the net Imbalances set forth in Schedule 3.10, as complete and final settlement of all such Imbalances, to the extent attributable to the Assets and subject to Section 2.4(d), the sum of $0.00; and

(vii)       any other amount provided for elsewhere in this Agreement or otherwise agreed upon by the Parties.

(d)          If, prior to Closing, Buyer or SM Energy discovers an error in the Imbalances set forth in Schedule 3.10, then the Purchase Price shall be further adjusted at Closing (based on a value of $3 per Mcf) pursuant to Section 2.4(b)(iii) or Section 2.4(c)(vi), as applicable, and Schedule 3.10 will be deemed amended immediately prior to the Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

2.5          Allocated Value. SM Energy and Buyer have agreed upon an allocation of the unadjusted Purchase Price among each of the Assets, and such allocations are set forth on Exhibit A and Exhibit B (the “Allocated Value”). SM Energy and Buyer agree that the Allocated Values shall be used in calculating adjustments to the Purchase Price as provided herein. Any adjustments to the Purchase Price, other than the adjustments provided for in Section 2.4, shall be applied on a pro rata basis to the amounts set forth in Exhibit A or Exhibit B, as applicable, for all Assets. After all such adjustments are made, any adjustments to the Purchase Price made pursuant to Section 2.4 shall be applied to the amounts set forth on Exhibit A or Exhibit B, as applicable, for the particular affected Assets. For tax purposes, the Parties agree to report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, including the allocations set forth above as of the Closing Date, and that neither Party will take any position inconsistent therewith, including in any tax return, refund claim, litigation, arbitration, or otherwise.

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2.6          Settlement; Disputes.

(a)          Not less than five (5) Business Days prior to the Closing, SM Energy shall prepare and submit to Buyer for review a draft settlement statement using the best information available to SM Energy (the “Preliminary Settlement Statement”) that shall set forth the adjusted Purchase Price reflecting each adjustment made in good faith in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement. Within three (3) Business Days of receipt of the Preliminary Settlement Statement, Buyer has the right, but not the obligation, to deliver to SM Energy a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing (such adjusted price, the “Preliminary Purchase Price”). If the Parties cannot agree on the Preliminary Settlement Statement prior to the Closing, the Preliminary Settlement Statement as presented by SM Energy will be used to adjust the Purchase Price at Closing.

(b)          On or before 120 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by SM Energy, based on actual income and expenses during the Interim Period and which takes into account all final adjustments made to the Purchase Price and shows the resulting final adjusted Purchase Price (the “Final Purchase Price”). SM Energy shall, at Buyer’s request, supply reasonable documentation in its or its Affiliates possession available to support the actual revenue, expenses and other items for which adjustments are made. The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 45 days, after receipt of the Final Settlement Statement, Buyer has the right, but not the obligation, to return a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Purchase Price set forth in the Final Settlement Statement is mutually agreed upon by SM Energy and Buyer, the Final Settlement Statement and the Final Purchase Price shall be final and binding on the Parties. Once the Final Purchase Price has been agreed upon by the Parties pursuant to this Section 2.6(b) or determined by the Accounting Arbitrator pursuant to Section 2.6(c), as applicable, the Parties shall execute a certificate setting forth such agreed or determined, as applicable, Final Purchase Price, which shall be binding on the Parties for all purposes of this Agreement.

(c)          If the Parties are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and SM Energy shall, within 14 Business Days following the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document and submit such summaries to the Houston, Texas office of KPMG LLP or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either SM Energy’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on the Parties and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrator shall be borne one-half by Buyer and one-half by SM Energy.

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2.7          Section 1031 Like-Kind Exchange. SM Energy and Buyer hereby agree that SM Energy shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, Buyer shall have the right at any time prior to completion of all the transactions that are to occur at Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. If SM Energy assigns all or any of its rights under this Agreement for this purpose, Buyer agrees to (a) consent to SM Energy’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to Buyer, and (b) pay the Purchase Price (or a designated portion thereof as specified by SM Energy) into a qualified escrow or qualified trust account(s) at Closing as directed in writing. If Buyer assigns all or any of its rights under this Agreement for this purpose, SM Energy agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, which assignment shall be in a form reasonably acceptable to SM Energy, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to Buyer the Assets (or any portion thereof) as directed by Buyer. SM Energy and Buyer acknowledge and agree that any assignment of this Agreement (or any rights hereunder) to a Qualified Intermediary shall not release any Party from any of its respective liabilities and obligations hereunder, and that neither Party represents to the other Party that any particular tax treatment will be given to any Party as a result thereof. The Party electing to assign all or any of its rights under this Agreement pursuant to this Section 2.7 shall defend, indemnify, and hold harmless the other Party and its Affiliates from all claims relating to such election, including, without limitation, any failure by the Qualified Intermediary to perform any obligation under this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SM ENERGY

SM Energy represents and warrants to Buyer as follows:

3.1          Organization, Existence. SM Energy is a corporation duly formed and validly existing under the Laws of the State of Delaware. SM Energy has all requisite power and authority to own and operate its property (including, without limitation, the Assets) and to carry on its business as now conducted. SM Energy is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law, except where the failure to qualify or be in good standing would not have a Material Adverse Effect.

3.2          Authorization. SM Energy has full power and authority to enter into and perform this Agreement and the transactions contemplated herein. The execution, delivery and performance by SM Energy of this Agreement has been, and the execution, delivery and performance by SM Energy of all other documents delivered pursuant to this Agreement will be when delivered, duly and validly authorized and approved by all necessary corporate action on the part of SM Energy. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement constitutes, and the other documents delivered pursuant to this Agreement to which SM Energy is a party will constitute when delivered, SM Energy’s legal, valid and binding obligations, enforceable against SM Energy in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

3.3          No Conflicts. Assuming the receipt of all Consents and the waiver of all Preferential Rights, the execution, delivery and performance by SM Energy of this Agreement and the consummation of the transactions contemplated hereby does not and will not (a) conflict with or result in a breach of any provisions of the organizational documents or other governing documents of SM Energy, (b) except for Permitted Encumbrances, result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other material agreement (other than the Leases or Applicable Contracts) to which SM Energy is a party or by which SM Energy or the Assets may be bound or (c) violate any Law applicable to SM Energy or any of the Assets, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of SM Energy to consummate the transactions contemplated by this Agreement.

3.4          Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to SM Energy’ Knowledge, threatened in writing against SM Energy.

3.5          Foreign Person. SM Energy is not a “disregarded entity” or a “foreign person” within the meaning of Section 1445 of the Code and its implementing Treasury Regulations.

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3.6          Litigation. Except as set forth in Schedule 3.6, as of the Execution Date, there are no investigations, suits, actions or litigation by any Person by or before any Governmental Authority, and no legal, administrative or arbitration proceedings, pending or, to SM Energy’s Knowledge, threatened in writing against SM Energy with respect to its ownership or operation of the Assets.

3.7          Material Contracts.

(a)          Schedule 3.7(a) sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):

(i)          any Applicable Contract that can reasonably be expected to result in aggregate payments by SM Energy of more than $50,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that cannot be terminated by the SM Energy on not greater than 90 days’ notice;

(ii)         any Applicable Contract that can reasonably be expected to result in aggregate revenues to SM Energy of more than $50,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the term of such Applicable Contract (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii)        any Applicable Contract that (A) is a Hydrocarbon purchase and sale, gathering, transportation, processing, compression or similar Contract pursuant to which SM Energy received annual revenues or makes annual payments in excess of $100,000 and (B) is not terminable by SM Energy or its assignee without penalty on 60 days’ or less notice;

(iv)        any Applicable Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract, except any such Applicable Contract with an aggregate outstanding principal amount not exceeding $50,000;

(v)         any Applicable Contract that constitutes a lease under which SM Energy is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by SM Energy without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $50,000; and

(vi)        Applicable Contracts with any Affiliate of SM Energy that will be binding on Buyer after the Closing Date and will not be terminable by Buyer within 30 days’ or less notice other than joint operating agreements.

(b)          Except for such matters that would not have a Material Adverse Effect, there exist no defaults under the Material Contracts by SM Energy or, to SM Energy’s Knowledge, by any other Person that is a party to such Material Contracts.

3.8          No Violation of Laws. Except as set forth on Schedule 3.8 and except where such violations would not have a Material Adverse Effect, as of the Execution Date, to SM Energy’s Knowledge, SM Energy and its Affiliates are not in violation of any applicable Laws with respect to the ownership and operation (where applicable) by SM Energy of the Assets. This Section 3.8 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 3.12.

3.9          Royalties, Etc. Except as would not have a Material Adverse Effect and except for such items that are being held in suspense as permitted pursuant to applicable Law, SM Energy has paid all Burdens due by SM Energy with respect the Assets or, if SM Energy has not paid any such Burdens, is contesting such unpaid Burdens in good faith.

3.10        Imbalances. Schedule 3.10 sets forth all material Imbalances associated with the Assets as of the Effective Time.

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3.11       Current Commitments. Schedule 3.11 sets forth, as of the Execution Date, all authorities for expenditures relating to the Assets to drill or rework Wells (“AFEs”) for which all of the activities anticipated in such AFEs have not been completed by the Execution Date.

3.12       Environmental.

(a)          With respect to the Assets, SM Energy has not entered into, and is not subject to, any agreement, consent, order, decree, judgment, license or permit condition or other directive of any Governmental Authority that (i) are in existence as of the Execution Date, (ii) are based on any Environmental Laws that relate to the future use of any of the Assets and (iii) require any change in the present conditions of any of the Assets.

(b)          Except as set forth in Schedule 3.12, as of the Execution Date, SM Energy has not received written notice from any Person of any release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Assets that: (i) interferes with or prevents compliance by SM Energy with any Environmental Law or the terms of any license or permit issued pursuant thereto or (ii) gives rise to or results in any common Law or other liability of SM Energy to any Person which, in the case of either clause (i) or (ii) hereof, would have a Material Adverse Effect.

3.13       Asset Taxes. Except as disclosed in Schedule 3.13, all Asset Taxes that have become due and payable by SM Energy prior to the Effective Time have been properly paid other than any Asset Taxes that are being contested in good faith.

3.14      Brokers’ Fees. SM Energy has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall have any responsibility.

3.15       Advance Payments. SM Energy is not obligated by virtue of any take-or-pay payment, advance payment or other similar payment (other than royalties, overriding royalties and similar arrangements reflected with respect to the Net Revenue Interests for the Wells set forth in Exhibit B and gas balancing arrangements), to deliver Hydrocarbons attributable to the Assets, or proceeds from the sale thereof, at some future time without receiving payment therefore at or after the time of delivery.

3.16       Partnerships. Schedule 3.16 sets forth all of the Assets that are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes and, to the extent any of the Assets are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes.

3.17       No Other Representations or Warranties; Disclosed Materials. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), neither SM Energy nor any other Person makes (and Buyer is not relying upon) any other express or implied representation or warranty with respect to SM Energy (including the value, condition or use of any of the Assets) or the transactions contemplated by this Agreement, and SM Energy disclaims any other representations or warranties not contained in this Agreement, whether made by SM Energy, any Affiliate of SM Energy, or any of their respective officers, directors, managers, employees or agents. Except for the representations and warranties contained in this Agreement (as qualified by the Schedules), SM Energy disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or any of its Affiliates or any of its officers, directors, managers, employees or agents (including any opinion, information, projection or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant or representative of SM Energy, or any of its Affiliates). The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgement that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

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ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to SM Energy the following:

4.1         Organization; Existence. Buyer is a corporation duly formed and validly existing under the Laws of Nevada. Buyer has all requisite power and authority to own and operate its property (including, at Closing, the Assets) and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is required by Law except where the failure to qualify or be in good standing would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.2          Authorization. Buyer has full power and authority to enter into and perform this Agreement to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement has been, and the execution, delivery and performance by Buyer of all other documents delivered pursuant to this Agreement will be when delivered, duly and validly authorized and approved by all necessary corporate action on the part of Buyer. Assuming the due authorization, execution and delivery by the other parties to such documents, this Agreement constitutes, and the other documents delivered pursuant to this Agreement to which Buyer is a party will constitute, Buyer’s legal, valid and binding obligations, enforceable against Buyer in accordance with their respective terms, subject however to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar Laws relating to or affecting creditors’ rights, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3         No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.4         Consents. There are no consents or other restrictions on assignment, including requirements for consents from third parties to any assignment, in each case, that would be applicable in connection with the consummation by Buyer of the transactions contemplated by this Agreement.

4.5         Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer.

4.6         Litigation. There is no investigation, suit, action or litigation by any Person or by or before any Governmental Authority, and no legal, administrative or arbitration proceedings pending, or to Buyer’s knowledge, threatened against Buyer, or to which Buyer is a party, that would affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

4.7         Financing. Buyer has applied for financing and, upon approval of the lenders of such financing, shall have as of the Closing Date, sufficient funds with which to pay the Closing Amount and consummate the transactions contemplated by this Agreement.

4.8         Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transaction contemplated herein, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by SM Energy, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.

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4.9         Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which SM Energy or any Affiliate of SM Energy shall have any responsibility.

4.10       Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of such Law and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.

ARTICLE V
ACCESS / DISCLAIMERS

5.1         Access.

(a)          From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Agreement (including this Section 5.1) and obtaining any required consents of third parties (with respect to which consents SM Energy shall use its commercially reasonable efforts to obtain) and without prejudice to Buyer’s existing rights of access as operator of the Assets, SM Energy shall afford to Buyer, its Affiliates and its and their officers, employees, agents, accountants, attorneys, investment bankers, consultants and other authorized representatives (collectively, “Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in SM Energy’s or any of its Affiliates’ possession. SM Energy shall also make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, SM Energy’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense; and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment. Buyer shall give SM Energy reasonable prior written notice before entering onto any of the Assets and SM Energy shall have the right to have its representatives present at any time any Buyer’s Representative is present on the Assets. Buyer shall, and shall cause all of the Buyer’s Representatives to, abide by Buyer’s safety rules, regulations and operating policies applicable to the Assets as currently operated by Buyer while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(b)          Buyer shall not conduct any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets without SM Energy’s prior written consent, which consent may be withheld in the sole and absolute discretion of SM Energy for any reason whatsoever.

(c)          Subject to provisions of existing agreements under which Buyer operates the Assets (which shall control in the event of any conflict), Buyer agrees to defend, indemnify and hold harmless the SM Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment or other due diligence activity conducted by Buyer or any Buyer’s Representative (including an Invasive Activity, if any) with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SM INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SM INDEMNIFIED PARTIES.

(d)          Buyer agrees to promptly provide SM Energy with copies, but in any event within 48 hours after its receipt or creation thereof, of all final reports and test results prepared by Buyer, any of Buyer’s Representatives or any third party consultants and which contain data collected or generated from Buyer’s due diligence with respect to the Assets (including an Invasive Activity, if any). Buyer shall not be deemed by providing such documents, and SM Energy shall not be deemed by its receipt of said documents to have made any representation or warranty, expressed, implied or statutory as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

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(e)          Upon completion of Buyer’s due diligence, Buyer shall, at its sole cost and expense and without any cost or expense to SM Energy or its Affiliates (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better condition in existence prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including, without limitation, the real property associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(f)          During all periods that Buyer and/or any of Buyer’s Representatives are present on the Assets, Buyer shall maintain, at its sole expense the policies of insurance of the types and in the amounts currently in force in Buyer’s capacity as operator of the Assets.

5.2         Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records and the Assets, Buyer will become privy to confidential and other information of SM Energy and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If Closing should occur, (I) the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) any Assets that are excluded from the transactions contemplated hereby pursuant to the provisions of this Agreement, and (b) the Excluded Assets); and (II) SM Energy shall be bound by its confidentiality restrictions pursuant to the Confidentiality Agreement.

5.3         Disclaimers.

(a)          EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN article III, (I) SM ENERGY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SM ENERGY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER’s REPRESENTATIVE (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SM ENERGY OR ANY OF ITS AFFILIATES).

(b)          EXCEPT AS EXPRESSLY SET FORTH IN article III, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SM ENERGY EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE ability to produce HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SM ENERGY OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ANY BUYER’s REPRESENTATIVE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN article III, SM ENERGY FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF CONSIDERATION, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

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(c)          OTHER THAN THOSE REPRESENTATIONS SET FORTH IN SECTION 3.12, SM ENERGY HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S limited RIGHTS UNDER SECTION 7.1, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)          SM ENERGY and Buyer agree that, to the extent required by applicable law to be effective, the disclaimers of certain representations and warranties contained in this Section 5.3 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE VI
TITLE MATTERS; CASUALTIES

6.1         SM Energy’s Title. Without limiting Buyer’s remedies for Title Defects set forth in this Article VI, SM Energy makes no warranty or representation, express, implied, statutory or otherwise with respect to its title to any of the Assets and Buyer hereby acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets shall be as set forth in Section 6.2.

6.2         Notice of Title Defects; Defect Adjustments.

(a)          Title Defect Notices. On or before 4:00 p.m. (Mountain Time) on December 8, 2012 (the “Defect Claim Date”), Buyer shall have the right, but not the obligation, to deliver notices to SM Energy meeting the requirements of this Section 6.2(a) (each, a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer asserts as a Title Defect pursuant to this Section 6.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary, Buyer shall be deemed to have waived, and SM Energy shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect pursuant to a Title Defect Notice delivered in compliance with this Section 6.2(a) and received by SM Energy on or before the Defect Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Assets affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for SM Energy to verify the existence of the alleged Title Defect(s), (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s), and (v) the computations upon which Buyer’s belief is based. To give SM Energy an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give SM Energy, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the applicable Defect Claim Date. Buyer shall also promptly furnish SM Energy with written notice of any Title Benefit that is discovered by Buyer or any Buyer’s Representative while conducting Buyer’s due diligence with respect to the Assets prior to the Defect Claim Date.

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(b)          Title Benefit Notices. SM Energy shall have the right, but not the obligation, to deliver to Buyer on or before the Defect Claim Date, a notice setting forth any matters that, in SM Energy’s reasonable opinion, constitute Title Benefits and that SM Energy asserts as a Title Benefit pursuant to this Section 6.2 (each, a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit (the “Title Benefit Property”), (ii) the amount by which SM Energy reasonably believes the Allocated Value of the Title Benefit Property is increased by the Title Benefit and (iii) the computations upon which SM Energy’s belief is based. SM Energy shall be deemed to have waived all Title Benefits of which it, or Buyer pursuant to Section 6.2(a), has not given notice on or before the Defect Claim Date.

(c)          Remedies for Title Defects. Subject to SM Energy’s continuing right to dispute the existence of a Title Defect or the Title Defect Amount asserted with respect thereto and subject to the Individual Title Defect Threshold and the Aggregate Deductible, in the event that any Title Defect properly asserted by Buyer in accordance with Section 6.2(a) is not waived in writing by Buyer or cured on or before Closing, SM Energy shall, at its sole option, elect to:

(i)          transfer, convey and assign the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Buyer at Closing, and reduce the Purchase Price by the Title Defect Amount;

(ii)         transfer, convey and assign the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Buyer at Closing, in which event SM Energy shall have the right, for a period of 110 days following the Closing Date (such period, the “Cure Period”), to cure any Title Defect relating to such retained Title Defect Property, and should SM Energy cure such Title Defect during the Cure Period, then the Purchase Price shall not be adjusted. If SM Energy is unable to cure any such Title Defect during the Cure Period, then the Purchase Price shall be reduced by an amount equal to the Title Defect Amount; or

(iii)        transfer, convey and assign the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, to Buyer at Closing, and indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement mutually agreeable to the Parties.

(d)          Remedies for Title Benefits. With respect to each Well or Lease affected by Title Benefits reported under this Section 6.2, the aggregate Title Defect Amounts shall be decreased by an amount equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 6.2(g) (the “Title Benefit Amount”).

(e)          Exclusive Remedy. The provisions set forth in Section 6.2(c) and Section 6.2(i) shall be the exclusive right and remedy of Buyer with respect to SM Energy’s failure to have Defensible Title with respect to any Asset.

(f)          Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of such Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:

(i)          if Buyer and SM Energy agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)         if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)        if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest attributable to such Title Defect Property has been reduced proportionately, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Defect Property stated in Exhibit B;

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(iv)        if the Title Defect represents a discrepancy between (A) the Net Acres for any Title Defect Property and (B) the Net Acres for such Title Defect Property stated in Exhibit A then the Title Defect Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Defect Property and the denominator of which is number of Net Acres for such Title Defect Property stated in Exhibit A multiplied by (y) such discrepancy between (I) the Net Acres for such Title Defect Property stated in Exhibit A and (II) the Net Acres for any Title Defect Property;

(v)         if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, including a Title Defect that represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest for such Title Defect Property stated in Exhibit B, and the Working Interest attributable to such Title Defect Property has not been reduced proportionately, the applicable Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and SM Energy and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the lesser of (A) the reasonable cost and expense of curing such Title Defect and (B) the Allocated Value of such Title Defect Property;

(vi)        the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder; and

(vii)       notwithstanding anything to the contrary in this Article VI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any single Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(g)          Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:

(i)          if Buyer and SM Energy agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)         if the Title Benefit represents an increase between (A) the Net Revenue Interest for any Title Benefit Property and (B) the Net Revenue Interest for such Title Benefit Property stated in Exhibit B, and the Working Interest has increased proportionately, then the Title Benefit Amount shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the positive difference between such Net Revenue Interest values, and the denominator of which is the Net Revenue Interest for such Title Benefit Property stated in Exhibit B, provided that if the Net Revenue increase does not affect the Title Benefit Property throughout its entire life, the Title Benefit Amount determined under this Section 6.2(g) shall be reduced to take into account the applicable time period only;

(iii)        if the Title Benefit represents an increase between (A) the Net Acres for any Title Benefit Property and (B) the Net Acres for such Title Benefit Property stated in Exhibit A, then the Title Benefit Amount shall be an amount equal to (x) a fraction, the numerator of which is the Allocated Value attributable to such Title Benefit Property and the denominator of which is the number of Net Acres for such Title Benefit Property stated in Exhibit A multiplied by (y) such discrepancy between (I) the Net Acres for such Title Benefit Property stated in Exhibit A and (II) the Net Acres for any Title Benefit Property, provided that if the Net Acre increase does not affect the Title Benefit Property throughout its entire life, the Title Benefit Amount determined under this Section 6.2(g) shall be reduced to take into account the applicable time period only;

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(iv)        if the Title Benefit is of a type not described above, then the applicable Title Benefit Amount shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of the Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and SM Energy and such other reasonable factors as are necessary to make a proper evaluation; and

(v)         the Title Benefit Amount with respect to a Title Benefit Property shall be determined without duplication of any items or amounts included in any other Title Benefit Amount hereunder.

(h)          Title Threshold and Deductibles. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by SM Energy hereunder or under the Assignment: (i) for any individual Title Defect for which the Title Defect Amount, or any Subject Special Warranty Claim the amount of which, in either case, does not exceed the Individual Title Defect Threshold and (ii) for any Title Defect for which the Title Defect Amount or Subject Special Warranty Claim the amount of which, in either case, exceeds the Individual Title Defect Threshold unless the sum of (A) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by SM Energy), plus (B) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to (1) Environmental Defects cured by SM Energy or (2) Environmental Defect Properties retained by SM Energy pursuant to Section 7.1(b)(iii)), plus (C) the aggregate amount of all Subject Special Warranty Claims that exceed the Individual Title Defect Threshold (excluding the amounts of any Subject Special Warranty Claims cured by SM Energy), exceeds 5.0% of the unadjusted Purchase Price (the “Aggregate Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to such Title Defects in excess of the Aggregate Deductible. For the avoidance of doubt, if SM Energy elects to transfer, convey and assign any Title Defect Property pursuant to Section 6.2(c)(ii), the Purchase Price shall not be reduced by the Title Defect Amount of such Title Defect Property and the Title Defect Amount relating to such Title Defect Property will not be counted toward the Aggregate Deductible, unless SM Energy is unable to cure such Title Defect during the Cure Period.

(i)          Title Dispute Resolution. The Parties agree to resolve disputes concerning the following matters pursuant to this Section 6.2(i): (1) the existence and scope of a Title Defect or Title Defect Amount, and (2) the adequacy of SM Energy’s Title Defect curative materials and Buyer’s reasonable satisfaction thereof (the “Title Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding items (1) and (2) on or before Closing, the Closing shall be delayed as to only the Assets subject to the Title Disputed Matters until the Parties finally resolve the dispute pursuant to this Section 6.2(i); provided, however, if either Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied due, in whole or in part, to Title Defects, then the Parties will resolve all Title Disputed Matters pursuant to this Section 6.2(i) prior to Closing. In the event that neither Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied, it is understood and agreed that the Parties shall proceed to Closing as contemplated herein as to all Assets not covered by a Title Disputed Matter. The Title Disputed Matters will be finally determined pursuant to this Section 6.2(i). There shall be a single arbitrator, who shall be an attorney with at least 10 years’ experience in oil and gas matters, as selected by mutual agreement of Buyer and SM Energy within 15 days after any Party invokes the provisions of this Section 6.2(i) to resolve such Dispute, and absent such agreement, by the Houston office of the AAA (the “Title Arbitrator”). The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 6.2(i). The Title Arbitrator’s determination shall be made within 20 days after submission by the Parties of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 6.2(f) and Section 6.2(g) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award (a) Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in the applicable Title Defect Notice (which such Title Defect Amount shall not exceed the Allocated Value of the applicable Title Defect Property) or (b) SM Energy a greater Title Benefit Amount than the Title Benefit Amount claimed by SM Energy in the applicable Title Benefit Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amount or Title Benefit Amount submitted by either Party and may not award damages, interest or penalties to either Party with respect to any Dispute. SM Energy and Buyer shall each bear its own legal fees and other costs of presenting its case to the Title Arbitrator. Each of SM Energy and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount was not taken into account as an adjustment to the Purchase Price or the aggregate Title Defect Amounts, as applicable at Closing pursuant to Section 2.4 and an adjustment would otherwise be required under the provisions of Section 6.2(c) or Section 6.2(d), as applicable, then, within 10 days after the Title Arbitrator delivers written notice to Buyer and SM Energy of its award with respect to such Title Defect Amount or a Title Benefit Amount and subject to Section 6.2(h), the Purchase Price will be adjusted pursuant to Section 2.4 by the amount so awarded by the Title Arbitrator.

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6.3         Casualty or Condemnation Loss.

(a)          Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to (i) production of Hydrocarbons from the Assets through normal depletion (including watering out of any well, collapsed casing or sand infiltration of any well) and (ii) the depreciation of personal property due to ordinary wear and tear and, in each case, Buyer shall not assert such matters as Casualty Losses or Title Defects hereunder.

(b)          If, from and after the Effective Time but prior to the Closing Date, any portion of the Assets is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (a “Casualty Loss”), and the resulting loss from such Casualty Loss exceeds $100,000 based on the Allocated Value of the affected Assets, then (i) Buyer shall nevertheless be required to close the transactions contemplated by this Agreement and (ii) SM Energy shall elect by written notice to Buyer prior to Closing to either (A) cause, at SM Energy’s sole cost and as promptly as reasonably practicable (which work may extend after the Closing Date), each Asset affected by such Casualty Loss to be repaired or restored to at least its condition prior to such casualty or taking, or (B) reduce the Purchase Price by the cost to repair or restore each Asset affected by such Casualty Loss to at least its condition prior to such casualty or taking. In each case, SM Energy shall retain all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the Parties otherwise agree in writing.

6.4         Preferential Rights and Consents to Assign.

(a)          SM Energy represents and warrants that all consents to assign relating to the Assets (“Consents”) and preferential rights to purchase (“Preferential Rights”) are listed on Schedule 6.4. The remedies set forth in this Section 6.4 are the exclusive remedies under this Agreement related to the Consents and Preferential Rights.

(b)          From and after the Execution Date up to Closing, SM Energy and Buyer shall use their reasonable efforts to obtain all Consents and waivers of all Preferential Rights (excluding any Customary Post-Closing Consents); provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain such Consents or waivers.

(c)          Preferential Rights. SM Energy shall, within 10 days after the Execution Date, send to each holder of a Preferential Right a notice requesting the election or waiver by each such holder of its applicable Preferential Right, in each case in compliance with the contractual provisions applicable to such Preferential Right, requesting a waiver of such right. Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement, including the successful closing of this Agreement pursuant to Article XI. The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right notices shall be the Allocated Value of such Asset.

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(i)          All Assets burdened by Preferential Rights for which (A) the applicable Preferential Right has been waived, or (B) the period to exercise such Preferential Right has expired prior to the Closing without the applicable holder of such Preferential Right electing to enforce its Preferential Right, shall, in each case, be assigned to Buyer at the Closing pursuant to the provisions of this Agreement.

(ii)         If, prior to the Closing (A) any holder of a Preferential Right notifies SM Energy that it intends to consummate the purchase of the portion of the Assets to which its Preferential Right applies or (B) the time for exercising a Preferential Right has not expired and the holder of such Preferential Right has not waived such Preferential Right, then, in each case, such portion of the Assets affected by such Preferential Right shall be excluded from the Assets to be conveyed to Buyer at Closing and the Purchase Price shall be reduced by the Allocated Value of such excluded portion of the Assets. SM Energy shall be entitled to all proceeds paid by a Person exercising a Preferential Right prior to the Closing. If, after Closing (1) such holder of such Preferential Right thereafter fails to consummate the purchase of the portion of the Assets covered by such Preferential Right or (2) the time for exercising such Preferential Right expires without exercise by the holder thereof, then SM Energy shall (x) so notify Buyer and (y) on or before 10 days following delivery of such notice, assign such portion of the Assets to Buyer pursuant to an assignment in substantially the form of the Assignment and the Purchase Price shall be increased by an amount equal to the Allocated Value of the such portion of the Assets.

(d)          Consents. SM Energy, within 10 days after the Execution Date, shall send to each holder of a Consent a notice seeking such holder’s consent to the transactions contemplated hereby.

(i)          If (A) SM Energy fails to obtain a Consent prior to Closing and the failure to obtain such Consent would cause (1) the assignment to Buyer of any portion of the Assets to be void or (2) the termination of a Lease under the express terms thereof or (B) a Consent requested by SM Energy is denied in writing, then, in each case, that portion of the Assets affected by such Consent shall be excluded from the Assets to be conveyed to Buyer at Closing and the Purchase Price shall be reduced by the Allocated Value of such portion of the Assets. In the event that a Consent that was not obtained prior to Closing is obtained following Closing or the requirement to obtain such Consent is waived by Buyer then, within 10 days after such Consent is obtained or the requirement to obtain such Consent is waived by Buyer, (x) SM Energy shall assign such excluded portion of the Assets to Buyer pursuant to an assignment in substantially the form of the Assignment (and if the requirement to obtain a Consent is waived by Buyer, Buyer shall have no claim against, and SM Energy shall have no Liability for, the failure to obtain such Consent), and (y) Buyer shall pay to SM Energy by wire transfer of immediately available funds an amount equal to the amount by the Allocated Value of such portion of the Assets so assigned.

(ii)         If (A) SM Energy fails to obtain a Consent prior to Closing and the failure to obtain such Consent would not cause (1) the assignment to Buyer of any portion of the Assets to be void or (2) the termination of a Lease under the express terms thereof and (B) such Consent requested by SM Energy is not denied in writing, then that portion of the Assets subject to such Consent shall be assigned by SM Energy to Buyer at Closing pursuant to the Assignment and Buyer shall have no claim against, and SM Energy shall have no Liability for, the failure to obtain such Consent.

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ARTICLE VII
ENVIRONMENTAL MATTERS

7.1         Environmental Defects.

(a)          Environmental Defects Notice. On or before the Defect Claim Date, Buyer shall have the right, but not the obligation, to deliver notices to SM Energy meeting the requirements of this Section 7.1(a) (each, an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s reasonable opinion, constitute Environmental Defects and that Buyer asserts as Environmental Defects pursuant to this Section 7.1. For all purposes of this Agreement, Buyer shall be deemed to have waived any Environmental Defect that Buyer fails to properly assert as an Environmental Defect pursuant to an Environmental Defect Notice delivered in accordance with this Section 7.1(a) and received by SM Energy on or before the Defect Claim Date. To be effective, each Environmental Defect Notice shall be in writing and shall include: (i) a description of the Environmental Condition constituting the alleged Environmental Defect, including the Environmental Law(s) violated by such Environmental Defect, (ii) each Asset (or portion thereof) affected by the alleged Environmental Defect (the “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) supporting documents reasonably necessary for SM Energy to verify the existence of the alleged Environmental Defect, and (v) a calculation of the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such alleged Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. SM Energy shall have the right, but not the obligation, to cure any claimed Environmental Defect on or before Closing. To give SM Energy an opportunity to commence reviewing and curing Environmental Defects, Buyer agrees to use reasonable efforts to give SM Energy, on or before the end of each calendar week prior to the Defect Claim Date, written notice of all alleged Environmental Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the expiration of the applicable Defect Claim Date.

(b)          Remedies for Environmental Defects. Subject to SM Energy’s continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto and subject to the Individual Environmental Threshold and the Aggregate Deductible, in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 7.1(a) is not waived in writing by Buyer or cured on or before Closing, SM Energy shall, at its sole option, elect to:

(i)          reduce the Purchase Price by the Remediation Amount for such Environmental Defect;

(ii)         assume responsibility for the Remediation of such Environmental Defect;

(iii)        retain the entirety of the Environmental Defect Property subject to such Environmental Defect, together with all associated Assets, and reduce the Purchase Price by an amount equal to the Allocated Value of the Environmental Defect Property and associated Assets; or

(iv)        indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the Assets pursuant to an indemnity agreement in a form mutually agreeable to the Parties.

If SM Energy elects the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect (net to the Assets) and all Liabilities (net to the Assets) with respect thereto, and Buyer’s obligations with respect to the foregoing shall be deemed to constitute part of the Assumed Obligations. If SM Energy elects the option set forth in clause (ii) above, SM Energy shall use its reasonable efforts to implement such Remediation in a manner that is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that SM Energy elects to undertake. SM Energy will be deemed to have adequately completed the Remediation required in the immediately preceding sentence at such time that SM Energy reasonably believes that the Remediation has been implemented to the extent necessary to comply with existing regulatory requirements.

(c)          Exclusive Remedy. Subject to Buyer’s remedy for a breach of SM Energy’s representation contained in Section 3.12, Section 7.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect.

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(d)          Environmental Deductibles. Notwithstanding anything to the contrary, in no event shall there be any adjustments to the Purchase Price or other remedies provided by SM Energy for (i) any individual Environmental Defect for which the Remediation Amount does not exceed the Individual Environmental Threshold, or (ii) any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold, unless the sum of (A) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (excluding any Remediation Amounts attributable to (1) Environmental Defects cured by SM Energy or (2) Environmental Defect Properties that SM Energy elects to retain pursuant to Section 7.1(b)(iii)), plus (B) the aggregate Title Defect Amounts of all Title Defects that exceed the Individual Title Defect Threshold (excluding any Title Defect Amounts attributable to Title Defects cured by SM Energy), exceeds the Aggregate Deductible, after which point Buyer shall only be entitled to adjustments to the Purchase Price with respect to such Environmental Defects in excess of the Aggregate Deductible. For the avoidance of doubt, if SM Energy elects to retain any Asset pursuant to Section 7.1(b)(iii), the Purchase Price shall be reduced by the Allocated Value of such retained Asset and the Remediation Amount for the Environmental Defect relating to such retained Asset will not be counted towards the Aggregate Deductible. Notwithstanding anything to the contrary in this Article VII, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any single Environmental Defect Property shall not exceed the Allocated Value of such Environmental Defect Property.

(e)          Environmental Dispute Resolution. The Parties agree to resolve disputes concerning the existence and scope of an Environmental Defect or Remediation Amount pursuant to this Section 7.1(e) (the “Environmental Disputed Matters”). The Parties agree to attempt to initially resolve all disputes through good faith negotiations. If the Parties cannot resolve disputes regarding Environmental Disputed Matters on or before Closing, the Closing shall be delayed as to only the Assets subject to the Environmental Disputed Matters until the Parties finally resolve the dispute pursuant to this Section 7.1(e); provided, however, if either Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied due, in whole or in part, to Environmental Defects, then the Parties will resolve all Environmental Disputed Matters pursuant to this Section 7.1(e) prior to Closing. In the event that neither Party asserts that the condition in Section 9.1(d) or Section 9.2(d) has not been satisfied, it is understood and agreed that the Parties shall proceed to Closing as contemplated herein as to all Assets not covered by a Environmental Disputed Matter. The Environmental Disputed Matters will be finally determined pursuant to this Section 7.1(e). There will be a single arbitrator, who must be an environmental attorney with at least 10 years’ experience in environmental matters, as selected by mutual agreement of Buyer and SM Energy within 15 days after any Party invokes the provisions of this Section 7.1(e) to resolve such Dispute, and absent such agreement, by the Houston office of the AAA (the “Environmental Arbitrator”). The arbitration proceeding will be held in Houston, Texas and conducted in accordance with the AAA Rules to the extent such rules do not conflict with the terms of this Section 7.1(e). The Environmental Arbitrator’s determination must be made within 20 days after submission of the matters in Dispute and shall be final and binding upon both Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 7.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer a greater Remediation Amount than the Remediation Amount claimed by Buyer in the applicable Environmental Defect Notice (which such award shall not exceed the Allocated Value of the applicable Environmental Defect Property). The Environmental Arbitrator will act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. SM Energy and Buyer will each bear its own legal fees and other costs of presenting its case. Each Party will bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price at Closing pursuant to Section 2.4 and Buyer would otherwise be entitled to an adjustment under the provisions of Section 7.1(d), then, within 10 days after the Environmental Arbitrator delivers written notice to Buyer and SM Energy of such award and subject to Section 7.1(d), the Purchase Price will be adjusted pursuant to Section 2.4 by such Remediation Amount.

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7.2         NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development and production of oil and gas and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material or other wastes or Hazardous Substances may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets.

ARTICLE VIII
CERTAIN AGREEMENTS

8.1         Conduct of Business. Except (x) as set forth in Schedule 8.1, (y) as expressly contemplated by this Agreement or (z) as expressly consented to in writing by Buyer, SM Energy agrees that from and after the Execution Date up to Closing:

(a)          SM Energy will, and will cause its Affiliates to:

(i)          maintain, and if SM Energy is the Operator thereof, operate, the Assets in the usual, regular and ordinary manner consistent with its past practice;

(ii)         maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices; and

(iii)        give written notice to Buyer as soon as is practicable of any written notice received or given by SM Energy with respect to any alleged material breach by SM Energy of any Lease or Material Contract;

(b)          SM Energy will not, and will cause its Affiliates not to:

(i)          except for (A) emergency operations, (B) operations required under presently existing AFEs described on Schedule 3.11, (C) operations undertaken to avoid any penalty provision of any Applicable Contract or Governmental Authority order, and (D) operations proposed by third parties relating to drilling, sidetracking, reworking or other similar operations with respect to the Assets operated by third parties, agree to, propose or commence any operations on the Assets anticipated to cost (net to the Assets) in excess of $1,000,000 per operation; provided that with respect to emergency operations, SM Energy shall notify Buyer of such emergency as soon as reasonably practicable;

(ii)         enter into an Applicable Contract that, if entered into prior to the Execution Date, would be required to be listed in Schedule 3.7(a),

(iii)        terminate (unless such Material Contract terminates pursuant to its stated terms) or materially amend the terms of any Material Contract;

(iv)        settle any suit or litigation or waive any material claims or rights of material value in each case attributable to the Assets and effecting the period after the Effective Time;

(v)         transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment of equal or greater value has been obtained; or

(vi)        commit to do any of the foregoing.

Buyer acknowledges that SM Energy does not operate the Assets, and Buyer agrees that the acts or omissions of the other Working Interests owners who are not SM Energy shall not constitute a breach of the provisions of this Section 8.1, and no action required pursuant to a vote of Working Interest owners shall constitute a breach of the provisions of this Section 8.1 so long as SM Energy voted its interest in such a manner that complies with the provisions of this Section 8.1.

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8.2         Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by SM Energy or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. At or prior to Closing, Buyer shall deliver to SM Energy evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such Governmental Authorities to own the Assets.

8.3         Notifications. If Buyer develops or possesses information that leads it to believe that SM Energy may have breached a representation, warranty, covenant or other agreement contained in this Agreement, Buyer shall promptly inform SM Energy of such potential breach so that SM Energy may attempt to remedy or cure such breach prior to Closing. The provisions of this Agreement relating to representations, warranties, indemnities and agreements of the Parties shall not be altered or modified by Buyer’s knowledge or SM Energy’s Knowledge, as applicable, of any event or Buyer’s or SM Energy’s review of any documents or other matters except as expressly provided herein to the contrary.

ARTICLE IX
CONDITIONS TO CLOSING

9.1         Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by Buyer) on or prior to the Closing of each of the following conditions:

(a)          Representations. The representations and warranties of SM Energy set forth in Article III shall be true and correct in all material respects (other than those representations and warranties of SM Energy that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.

(b)          Performance. SM Energy shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by SM Energy is required prior to or at the Closing Date.

(c)          No Legal Proceedings. No material suit, action or other proceeding instituted by a third party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(d)          Title Defects; Environmental Defects; Preferential Rights; Consents. The sum of (i) all (A) Title Defect Amounts determined under Section 6.2(c)(i), plus (B) all potential adjustments to the Purchase Price pursuant to Section 6.2(c)(ii) if SM Energy were to fail to cure all of the applicable Title Defects not cured as of the Closing in accordance with such section within the Cure Period, less (C) all Title Benefit Amounts determined under Section 6.2(g), plus (ii) all (A) Remediation Amounts for Environmental Defects determined under Section 7.1(b)(i), plus (B) all adjustments to the Purchase Price pursuant to Section 7.1(b)(iii), plus (iii) all adjustments to the Purchase Price made pursuant to Section 6.4(c)(ii) as a result of un-waived or unexpired Preferential Rights and Section 6.4(d)(i) in respect of unobtained or denied Consents, plus (iv) the amount of all Casualty Losses pursuant to Section 6.3 shall, in the aggregate, be less than 20% of the unadjusted aggregate Purchase Price.

(e)          Closing Deliverables. SM Energy shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by SM Energy under Section 11.3.

9.2         SM Energy’s Conditions to Closing. The obligations of SM Energy to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver by SM Energy) on or prior to the Closing of each of the following conditions:

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(a)          Representations. The representations and warranties of Buyer set forth in Article IV shall be true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date).

(b)          Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.

(c)          No Legal Proceedings. No material suit, action or other proceeding instituted by a third party shall be pending before any Governmental Authority seeking to restrain, prohibit, enjoin or declare illegal, or seeking substantial damages in connection with, the transactions contemplated by this Agreement. No order, award or judgment shall have been issued by any Governmental Authority or arbitrator to restrain, prohibit, enjoin, or declare illegal, or awarding substantial damages in connection with, the transactions contemplated by this Agreement.

(d)          Title Defects; Environmental Defects; Preferential Rights; Consents. The sum of (i) all (A) Title Defect Amounts determined under Section 6.2(c)(i), plus (B) all potential adjustments to the Purchase Price pursuant to Section 6.2(c)(ii) if SM Energy were to fail to cure all of the applicable Title Defects not cured as of the Closing in accordance with such section within the Cure Period, less (C) all Title Benefit Amounts determined under Section 6.2(g), plus (ii) all (A) Remediation Amounts for Environmental Defects determined under Section 7.1(b)(i), plus (B) all adjustments to the Purchase Price pursuant to Section 7.1(b)(iii), plus (iii) all adjustments to the Purchase Price made pursuant to Section 6.4(c)(ii) as a result of un-waived or unexpired Preferential Rights and Section 6.4(d)(i) in respect of unobtained or denied Consents, plus (iv) the amount of all Casualty Losses pursuant to Section 6.3 shall, in the aggregate, be less than 20% of the unadjusted aggregate Purchase Price.

(e)          Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to SM Energy the documents and other items required to be delivered by Buyer under Section 11.3.

ARTICLE X
Tax Matters

10.1       Asset Tax Liability. Subject to the treatment of ad valorem Taxes provided below, all Asset Taxes shall be allocated between Buyer and SM Energy as of the Effective Time for all taxable periods that include the Effective Time. All Asset Taxes that are not ad valorem taxes shall be allocated to SM Energy to the extent they relate to production prior to the Effective Time and to Buyer to the extent they relate to production on or after the Effective Time. No liability for Asset Taxes shall duplicate an adjustment to Purchase Price made pursuant to Section 2.4. Ad valorem Taxes for each assessment period shall be allocated to SM Energy based on the percentage of the assessment period occurring before the Effective Time and to Buyer based on the percentage of the assessment period occurring on or after the Effective Time. Each Party shall promptly furnish to the other copies of any Asset Tax assessments and statements (or invoices therefor from the operator of the Assets) received by it to the extent such assessment, statement, or invoice relates to an Asset Tax allocable to the other Party under this Section 10.1. Each Party shall timely pay all Asset Taxes subject to allocation under this Section and shall furnish to the other Party evidence of such payment. The Parties shall estimate all Asset Taxes asserted against it that are attributable to the ownership or operation of the Assets to the extent they relate to the period on and after the Effective Time and through the Closing Date and all Subject Transfer Taxes and incorporate such estimates into the Preliminary Settlement Statement. The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated based on the best information available at the time of the Final Settlement Statement. When the actual amounts are known, Buyer or SM Energy shall make such payments to the other (if any) as are necessary to effect the allocation of Taxes described in this Section 10.1.

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10.2       Transfer Taxes. All sales, use or other Taxes (other than Taxes on gross income, net income or gross receipts), duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Subject Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer. The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes. Buyer agrees to file all Subject Transfer Tax Returns relating to such Subject Transfer Taxes.

10.3       Asset Tax Reports and Returns. For Asset Tax periods in which the Effective Time occurs, SM Energy agrees to immediately forward to Buyer copies of any Asset Tax reports and Tax Returns received or filed by SM Energy after Closing and provide Buyer with any information SM Energy has that is reasonably necessary for Buyer to file any required Tax Return related to the Assets. Buyer agrees to file all Tax Returns and reports applicable to the Assets that Buyer is required to file after the Closing and, subject to the provisions of Section 10.1, to pay all required Asset Taxes payable with respect to the Assets.

10.4       Tax Cooperation. Buyer and SM Energy shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets. Such cooperation shall include the retention and (upon the other Party’s request) the provision of such records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

ARTICLE XI
CLOSING

11.1       Date of Closing. Subject to the conditions stated in this Agreement, the transfer by SM Energy and the acceptance by Buyer of the Assets (the “Closing”) shall occur on December 18, 2012, or, if all conditions to Closing in Article IX (other than those conditions that are only capable of being satisfied at the Closing) have not yet been satisfied or waived by that date, five (5) Business Days after such conditions have been satisfied or waived, or such other date as Buyer and SM Energy may agree upon in writing. The date when Closing actually occurs shall be the “Closing Date.”

11.2       Place of Closing. Closing shall be held at the offices of SM Energy, at 1775 Sherman Street, Suite 1200, Denver, CO 80203 or such other location as Buyer and SM Energy may agree upon in writing.

11.3       Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)          SM Energy and Buyer shall execute and deliver the Assignment, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located;

(b)          SM Energy and Buyer shall execute and deliver assignments, on appropriate forms, of state and of federal leases comprising portions of the Assets, if any;

(c)          SM Energy and Buyer shall execute and deliver the Preliminary Settlement Statement pursuant to Section 2.6(a);

(d)          Buyer shall deliver to SM Energy, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Closing Amount;

(e)          SM Energy shall deliver on forms supplied by Buyer (and reasonably acceptable to SM Energy) transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to Hydrocarbon production from the Assets from and after the Effective Time, for delivery by Buyer to each purchaser of such Hydrocarbon production;

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(f)          SM Energy shall deliver an executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that SM Energy is not a “foreign person” or a “disregarded entity”;

(g)          Buyer shall execute and deliver a certificate from an authorized officer of Buyer certifying on behalf of Buyer that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled by Buyer;

(h)          SM Energy shall execute and deliver a certificate from an authorized officer of SM Energy certifying on behalf of SM Energy that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled by SM Energy;

(i)          SM Energy shall deliver a recordable release of any trust, mortgages, financing statements, fixture filings and security agreements made by SM Energy or its Affiliates affecting the Assets; and

(j)          SM Energy and Buyer shall execute and deliver any other agreements, instruments and documents that are required by other terms of this Agreement to be executed or delivered at Closing.

11.4       Records. In addition to the obligations set forth under Section 11.3 above, as soon as reasonably practicable following Closing but in any event within 30 days following the Closing Date, SM Energy shall make available to Buyer, during normal business hours at SM Energy’s offices, such copies of the Records to which Buyer is entitled pursuant to the terms of this Agreement.

ARTICLE XII
ACQUISITION TERMINATION AND REMEDIES

12.1       Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time at or prior to Closing:

(a)          by SM Energy, if any of the conditions set forth in Section 9.2 (other than the conditions set forth in Section 9.2(d)) have not been satisfied by Buyer on or before January 18, 2013 (the “Outside Termination Date”);

(b)          by Buyer, if any of the conditions set forth in Section 9.1 (other than the conditions set forth in Section 9.1(d)) have not been satisfied by SM Energy on or before the Outside Termination Date;

(c)          by SM Energy if the condition set forth in Section 9.2(d) is not satisfied on or before the Closing Date or by Buyer if the condition set forth in Section 9.1(d) has not been satisfied on or before the Outside Termination Date; or

(d)          by the mutual written agreement of Buyer and SM Energy;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (c) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.

12.2       Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 12.1, then, except for the provisions of (a) Section 2.3, Sections 5.1(c) through 5.1(f), Section 5.2, Section 5.3, this Section 12.2 and Section 13.9, and (b) such terms as set forth in this Agreement in order to give context to any of the surviving Sections, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder, in which case the non-breaching Party shall be entitled to all remedies available at Law or in equity, including specific performance, and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party or Parties may be entitled. The parties acknowledge that Buyer has extended SM Energy’s deadline to respond to pending AFE’s relating to the Assets. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 12.1, then SM Energy shall have five (5) Business Days after the date of termination of this Agreement to respond to such AFE’s.

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12.3       Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to SM Energy all title, engineering, geological and geophysical data, environmental assessments or reports, maps and other information furnished by SM Energy to Buyer or, if not destroyed by Buyer, prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to SM Energy in writing.

ARTICLE XIII
ASSUMPTION; SURVIVAL; INDEMNIFICATION

13.1       Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII and subject to any adjustments to the Purchase Price pursuant to Section 2.4, from and after Closing, Buyer assumes and agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all obligations and Liabilities, known or unknown, with respect to the Assets, regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including, but not limited to, obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, such as obligations to: (a) furnish makeup gas and/or settle Imbalances attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets, including those held in suspense, (c) pay the proportionate share attributable to the Assets to properly plug and abandon any and all wells, including inactive wells or temporarily abandoned wells, located on the Assets, (d) pay the proportionate share attributable to the Assets to replug any well, wellbore or previously plugged well on the Assets to the extent required or necessary, (e) pay the proportionate share attributable to the Assets to dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (f) pay the proportionate share attributable to the Assets to clean up, restore and/or remediate the Assets in accordance with Applicable Contracts and Laws, and (g) pay the proportionate share attributable to the Assets to perform all obligations applicable to or imposed on the lessee, owner or operator under the Leases and the Applicable Contracts, or as required by any Law, including the payment of all Taxes related to the Assets (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of SM Energy attributable to the Assets to the extent that such obligations or Liabilities consist of any of the following (the “Retained Obligations”):

(i)          attributable to or arise out of the ownership, use or operation of the Excluded Assets; or

(ii)         attributable to any Income Tax Liability or Franchise Tax Liability.

13.2       Indemnities of SM Energy. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and otherwise contained in this Article XIII, SM Energy is responsible for, shall pay on a current basis and agrees to defend, indemnify and hold harmless Buyer and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with:

(a)          any breach by SM Energy of its representations or warranties contained in Article III;

(b)          any breach by SM Energy of its covenants and agreements contained in this Agreement; or

(c)          the Retained Obligations.

13.3       Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and agree to defend, indemnify, hold harmless and forever release SM Energy and its Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “SM Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:

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(a)          any breach by Buyer of its representations or warranties contained in Article IV;

(b)          any breach by Buyer of its covenants and agreements contained in this Agreement; or

(c)          the Assumed Obligations.

13.4       Limitation on Liability.

(a)          SM Energy shall not have any liability for any indemnification under Section 13.2 unless (i) the individual amount of any Liability for which a Claim Notice is delivered by Buyer to SM Energy under this Article XIII and for which SM Energy is liable exceeds $50,000 and (ii) the aggregate amount of such Liabilities for which SM Energy is liable under this Agreement after the application of the provisions of clause (i) above exceeds 5% of the aggregate unadjusted Purchase Price.

(b)          For purposes of this Article XIII, any breach or inaccuracy in any representations or warranties shall be determined without regard to any dollar or materiality qualifiers.

(c)          Notwithstanding anything to the contrary contained in this Agreement, SM Energy shall not be required to indemnify the Buyer Indemnified Parties for aggregate Liabilities under Section 13.2 in excess of 30% of the aggregate unadjusted Purchase Price.

13.5       Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 5.1(c), THE INDEMNIFICATION, RELEASE, ASSUMED OBLIGATIONS, WAIVER AND LIMITATION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PERSON. BUYER AND SM ENERGY ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS”.

13.6       Exclusive Remedy for Agreement. Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Section 5.1(c), Section 13.2 and Section 13.3 contain the Parties’ exclusive remedy against each other with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at Closing pursuant to Section 11.3(g) or Section 11.3(h), as applicable. Except for (a) the remedies contained in this Article XIII, and (b) other remedies available to the Parties at Law or in equity for breaches of Section 5.1(c) and Section 5.2, from and after Closing, SM Energy and Buyer each release, remise and forever discharge the other Party and its Affiliates and all such Persons’ stockholders, officers, directors, employees, agents, advisors and representatives from any and all Liabilities in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of (i) this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) the ownership, use or operation of the Assets prior to the Closing, or the condition, quality, status or nature of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, (iii) breaches of statutory or implied warranties with respect to this Agreement, (iv) nuisance or other tort actions with respect to this Agreement, (v) rights to punitive damages with respect to this Agreement, (vi) common Law rights of contribution with respect to this Agreement, and (vii) rights under insurance maintained by SM Energy or any of its Affiliates with respect to this Agreement.

13.7       Indemnification Procedures. All claims for indemnification under Section 5.1(c), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:

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(a)          For purposes of this Article XIII, the term “Indemnifying Party”, when used in connection with particular Liabilities, shall mean the Party having an obligation to indemnify another Party or Person(s) with respect to such Liabilities pursuant to this Article XIII, and the term “Indemnified Party”, when used in connection with particular Liabilities, shall mean the Party or Person(s) having the right to be indemnified with respect to such Liabilities by another Party pursuant to this Article XIII.

(b)          To make claim for indemnification under Section 5.1(c), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 5.1(c), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.

(c)          In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)          If the Indemnifying Party admits its obligation to indemnify a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim provided that, where the Third Party Claim consists of a civil, criminal or regulatory proceeding, action, indictment or investigation against the Indemnified Party by any Governmental Authority, the Indemnified Party shall at its option have the right to control the defense and proceedings. Except as provided in the preceding sentence, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim that the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not result in a final resolution of the Indemnified Party’s Liability in respect of such Third Party Claim (including in the case of a settlement an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim) or (ii) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)          If the Indemnifying Party does not admit its obligation to indemnify and bear all expenses associated with a Third Party Claim or admits its obligation to indemnify and bear all expenses associated with a Third Party Claim but fails to diligently prosecute or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against the Third Party Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its obligation to indemnify and bear all expenses associated with a Third Party Claim and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its obligation to indemnify and bear all expenses associated with a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 Business Days following receipt of such notice to (i) admit in writing its obligation to indemnify and bear all expenses associated with a Third Party Claim and (ii) if such obligation is so admitted, reject, in its reasonable judgment, the proposed settlement.

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(f)          In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its obligation to indemnify for and bear all expenses associated with such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.

13.8       Survival.

(a)          The representations and warranties of SM Energy contained in Sections 3.1, 3.2, 3.3 and 3.4 shall survive the Closing for the statute of limitations period applicable to such representation. The covenants and agreements of SM Energy contained in this Agreement shall survive the Closing without time limit. The representations and warranties of SM Energy contained in Sections 3.5 through 3.17 shall, in each case, survive the Closing for one year. The representations and warranties of Buyer contained in Article IV and the covenants and agreements of Buyer contained in this Agreement shall, in each case, survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)          The indemnities in Section 13.2(a) and Section 13.2(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification as set forth in Section 13.8(a). Buyer’s indemnities contained herein shall survive Closing without time limit. Notwithstanding the foregoing, there shall be no termination of any bona fide claim asserted pursuant the indemnities in Section 13.2 prior to the date of termination for such indemnity.

13.9       Non-Compensatory Damages. None of the Buyer Indemnified Parties or SM Indemnified Parties shall be entitled to recover from SM Energy or Buyer, as applicable, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated by this Agreement, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and SM Energy, on behalf of each of SM Indemnified Parties, each waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits of any kind, arising in connection with this Agreement or the transactions contemplated by this Agreement. This Section shall not restrict any Party’s right to obtain specific performance or other equitable remedies (other than rescission) pursuant to Section 12.2.

ARTICLE XIV
MISCELLANEOUS

14.1       Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

14.2       Notices. All notices and communications required or permitted to be given hereunder shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by telex or facsimile transmission (provided any such telex or facsimile transmission is confirmed either orally or by written confirmation), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

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If to SM Energy:

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, CO 80203
Attention:	David W. Copeland – Senior Vice President, General Counsel and Corporate Secretary
Fax:	303.864.2598

SM Energy Company
777 North Eldridge Parkway, Suite 1000
Houston, TX 77079
Attention:	Kenneth J. Knott – Vice President, Business Development and Land
Fax:	281.677.2810

If to Buyer:

American Eagle Energy Corporation
2549 West Main Street, Suite 202
Littleton, CO 80120
Attention:	Steve Dille, Land Manager
Britton James, Senior Landman
Phone:	303.798.5235
Fax:	303.798.5767

Any notice given in accordance herewith shall be deemed to have been given when (a) delivered to the addressee in person or by courier, (b) transmitted by facsimile transmission during normal business hours, or (c) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. The Parties may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 14.2.

14.3       Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

14.4       Waivers; Rights Cumulative. Any of the terms, covenants or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party or its respective officers, employees, agents or representatives, and no failure by a Party to exercise any of its rights under this Agreement shall, in either case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

14.5       Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, and this Agreement shall not be deemed or construed to create, a mining or other partnership, joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

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14.6       Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS, SCHEDULES AND APPENDICES HERETO COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER OF THIS AGREEMENT. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO; THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT.

14.7       Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

14.8       Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record the Assignments and all state/federal assignments executed at Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals that may be required in connection with the (i) assignment of the Assets to Buyer and (ii) assumption of the Assumed Liabilities by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of any existing bond.

14.9       Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties and expressly identified as an amendment or modification hereof.

14.10     Parties in Interest. Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

14.11     Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

14.12     Publicity.

(a)          Without reasonable prior notice to the other Parties, no Party will issue, or permit any of its agents or Affiliates to issue, any press releases or otherwise make, or cause any of its agents or Affiliates to make, any public statements with respect to this Agreement or the activities contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed.

(b)          Notwithstanding anything to the contrary in Section 14.12(a), any Party or Affiliate of a Party may disclose information regarding the Assets in investor presentations, industry conference presentations or similar disclosures.

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14.13     Preparation of Agreement. Both SM Energy and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

14.14     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Execution Date.

SM ENERGY COMPANY

By:
Name:
Title:

AMERICAN EAGLE ENERGY CORPORATION

By:
Name:
Title:

Signature Page to Purchase and Sale Agreement

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Annex I

Definitions

“Accounting Arbitrator” has the meaning set forth in Section 2.6(c).

“AFE” has the meaning set forth in Section 3.11.

“Affiliate” means, with respect to any Party, a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Party.

“Aggregate Deductible” has the meaning set forth in Section 6.2(h).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocated Value” has the meaning set forth in Section 2.5.

“Applicable Contracts” means all Contracts to which SM Energy is a party that primarily relate to the Assets and that will be binding on the Assets or Buyer after Closing, including, without limitation; farmin and farmout agreements; bottomhole agreements; crude oil, condensate and natural gas purchase and sale agreements; gathering, transportation and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements (including, for the avoidance of doubt, Applicable Operating Agreements); balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; crossing agreements and other similar contracts and agreements, but excluding the Leases and any master service agreements or other agreements held by SM Energy in its capacity as Operator of the Assets.

“Applicable Operating Agreements” means, collectively, the joint operating agreements applicable to the Assets, and “Applicable Operating Agreement” means any of them.

“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.

“Assets” means SM Energy’s right, title and interest in and to the following: (a) all oil and gas leases and mineral interests described on Exhibit A and any leasehold estates, royalty interests, overriding royalty interests, net profits interests, and other rights and interests to the oil and gas in place covered by such leases (the “Leases”) and any pooled acreage, communitized acreage or units arising on account of Leases being pooled, communitized or unitized into such units (“Units”); (b) the oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof, sulphur extracted from hydrocarbons and all other lease substances (“Hydrocarbons”) under the Leases and that may be produced and saved under or otherwise be allocated or attributed to the Leases; (c) the oil, gas, water or injection wells located on Leases or Units, whether producing, shut-in or temporarily abandoned, including those described on Exhibit B (the “Wells”) and including all of the personal property, equipment, fixtures and improvements used in connection therewith; (d) the unitization, pooling and communitization agreements, declarations, orders and the units created thereby relating to the properties and interests described in clauses (a) through (c) or to the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons, if any, attributable to said properties and interests; (e) all equipment, machinery, fixtures and other tangible personal property and improvements located on or used or held for use in connection with the operation of the interests described in clauses (a) through (d) or the production, gathering, treatment, processing, storage, sale, disposal, and other handling of Hydrocarbons attributable thereto, including any wells, tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, platforms, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, power lines, telephone and telegraph lines, roads, and other appurtenances, improvements and facilities (all of the foregoing, collectively, the “Equipment”); (f) all surface leases, permits, rights-of-way, licenses, easements and other surface rights agreements used in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the interests described in clauses (a) through (e) (collectively, the “Surface Contracts”); (g) all existing contracts and effective sales, purchase contracts, operating agreements, exploration agreements, development agreements, balancing agreements, farmout agreements, service agreements, transportation, processing, treatment or gathering agreements, equipment leases and other contracts, agreements and instruments, insofar as they directly relate to the properties and interests described in clauses (a) through (f) (collectively, the “Contracts”); and (h) to the extent transferable without payment of additional consideration, originals, to the extent available, or copies of all the files, records and data relating to the items described in clauses (a) through (g) above, which records shall include, without limitation: lease records, well records, division order records, well files, title records (including abstracts of title, title opinions and memoranda, and title curative documents), engineering records, geological and geophysical data (including seismic data) and all technical evaluations, interpretative data and technical data and information relating to the Assets, correspondence, electronic data files (if any), maps, production records, electric logs, core data, pressure data, decline curves and graphical production curves, reserve reports, appraisals and accounting and Asset Tax records (collectively, the “Records”).

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“Assignment” means the Assignment and Bill of Sale from SM Energy to Buyer, pertaining to the Assets, substantially in the form attached hereto as Exhibit C.

“Assumed Obligations” has the meaning set forth in Section 13.1.

“Burdens” means, with respect to any Asset, all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of, production therefrom.

“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 13.2.

“Buyer’s Representatives” has the meaning set forth in Section 5.1(a).

“Casualty Loss” has the meaning set forth in Section 6.3(b).

“Claim Notice” has the meaning set forth in Section 13.7(b).

“Closing” has the meaning set forth in Section 11.1.

“Closing Amount” means the Preliminary Purchase Price less the Deposit.

“Closing Date” has the meaning set forth in Section 11.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement between SM Energy and Buyer, dated as of November 20, 2012.

“Consents” has the meaning set forth in Section 6.4.

“Contract” has the meaning set forth in the definition of “Assets” above.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of the power to exercise or determine the voting of more than 50% of the voting rights in a corporation, and, in the case of any other type of entity, the right to exercise or determine the voting of more than 50% of the equity interests having voting rights, or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Cure Period” has the meaning set forth in Section 6.2(c)(ii).

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“Customary Post-Closing Consents” means those consents and approvals from Governmental Authorities for the assignment of the Assets to the Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Defect Claim Date” has the meaning set forth in Section 6.2(a).

“Defensible Title” means such title of SM Energy with respect to the Assets that, subject to Permitted Encumbrances:

(a)          with respect to each Well shown in Exhibit  B (but limited to any currently producing intervals), entitles SM Energy to receive not less than the Net Revenue Interest shown in Exhibit B, for such Well throughout the duration of the productive life of such Well, except for (i) decreases in connection with those operations in which SM Energy may, from and after the Execution Date, be a non-consenting co-owner (to the extent permitted pursuant to Section 8.1), (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise stated in Exhibit B;

(b)          with respect to each Well shown in Exhibit B (but limited to any currently producing intervals), obligates SM Energy to bear the Working Interest for such Well not greater than the Working Interest shown in Exhibit B, for such Well without increase throughout the productive life of such Well, except (i) increases resulting from contribution requirements with respect to defaults by co-owners from and after the Execution Date under Applicable Operating Agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in the Net Revenue Interest in the Assets, and (iii) as otherwise stated in Exhibit B;

(c)          with respect to each Lease shown in Exhibit A, entitles SM Energy to the Net Acres set forth in Exhibit A, with respect to such Lease, subject to not more than the Burdens set forth for such Lease in Exhibit A; and

(d)          is free and clear of all Encumbrances.

“Deposit” has the meaning set forth in Section 2.2(a).

“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, including but not limited to any dispute, controversy or claim concerning the existence, validity, interpretation, performance, breach or termination of this Agreement, the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.

“Dispute Notice” has the meaning set forth in Section 2.6(b).

“DOJ” means the Department of Justice.

“Effective Time” means 7:00 a.m. local time at the location of the Assets on September 1, 2012.

“Encumbrance” means a mortgage, lien, security interest, pledge, charge or other encumbrance, and “Encumber” and other similar derivatives shall be construed accordingly.

“Environmental Arbitrator” has the meaning set forth in Section 7.1(e).

“Environmental Condition” means (a) a condition existing on the Defect Claim Date with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes any Asset (or SM Energy with respect to any Asset) not to be in compliance with any Environmental Law or (b) the existence as of the Execution Date with respect to any Asset or the operation thereof of any environmental pollution, contamination, degradation, damage or injury caused by, related to such Asset for which remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws.

“Environmental Defect” means an Environmental Condition with respect to an Asset that is not set forth in Schedule 3.12.

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“Environmental Defect Notice” has the meaning set forth in Section 7.1(a).

“Environmental Defect Property” has the meaning set forth in Section 7.1(a).

“Environmental Laws” means all applicable federal, state and local Laws in effect as of the Execution Date, including common Law, relating to the protection of the public health, welfare and the environment, including, without limitation, those Laws relating to the generation, storage, handling, use, processing, treatment, transportation, disposal or other management of chemicals and other Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by any Governmental Authority.

“Equipment” has the meaning set forth in the definition of “Assets” above.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Excluded Assets” means (a) all of SM Energy’s corporate minute books, financial records and other business records that relate to SM Energy’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) subject to Section 6.3, all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (d) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (e) all claims of SM Energy or its Affiliates for refunds of or loss carry forwards with respect to (i) production or any other Taxes paid by SM Energy or its Affiliates attributable to any period prior to the Effective Time, (ii) income Taxes paid by SM Energy or its Affiliates or (iii) any Taxes attributable to the other Excluded Assets; (f) all personal computers and associated peripherals and all radio and telephone equipment; (g) all of SM Energy’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all documents and instruments of SM Energy that may be protected by an attorney-client privilege; (i) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with third parties; (j) all audit rights arising under any of the (i) Applicable Contracts or otherwise with respect to any period prior to the Effective Time or (ii) other Excluded Assets, except for any Imbalances; (k) all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty to any third party under any Contract and which Buyer has not separately agreed in writing to pay; (l) documents prepared or received by SM Energy or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by SM Energy or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among SM Energy, its representatives and any prospective purchaser other than Buyer, and (v) correspondence between SM Energy or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (m) a copy of all Records; (n) any offices, office leases and any office furniture or office supplies located in or on such offices or office leases; (o) any Applicable Contracts and Records that are related to Assets that are excluded pursuant to the provisions of Section 6.4(c)(ii), Section 6.4(d)(i) or Section 7.1(b)(iii); (p) any Contracts that constitute master services agreements or similar contracts; and (q) all rights-of-way and surface leases held or used in connection with the Assets operated by SM Energy and all other similar rights and interests held or used in connection with the Assets operated by SM Energy that are commonly held by an operator of properties similar to the Assets operated by SM Energy.

“Final Settlement Statement” has the meaning set forth in Section 2.6(b).

“Franchise Tax Liability” means any Tax imposed by a state on SM Energy’s or any of its Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that state that was or is attributable to SM Energy’s or any of its Affiliates’ ownership of an interest in the Assets.

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“GAAP” means the generally accepted accounting principles in the United States of America.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of any liability under, any Environmental Laws, including NORM and other substances referenced in Section 7.2.

“Hydrocarbons” has the meaning set forth in the definition of “Assets” above.

“Imbalance” means any imbalance at the (a) wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of SM Energy therein and the shares of production from the relevant Well to which SM Energy is entitled or (b) pipeline flange between the amount of Hydrocarbons nominated by or allocated to SM Energy and the Hydrocarbons actually delivered on behalf of SM Energy at that point.

“Income Tax Liability” means any Liability of SM Energy or any of its Affiliates attributable to any federal, state or local income Tax measured by or imposed on the net income of SM Energy or any of its Affiliates that was or is attributable to SM Energy’s or any of its Affiliates’ ownership of an interest in or the operation of the Assets.

“Indemnified Party” has the meaning set forth in Section 13.7(a).

“Indemnifying Party” has the meaning set forth in Section 13.7(a).

“Individual Environmental Threshold” means $50,000.

“Individual Title Defect Threshold” means $50,000.

“Interim Period” means that period of time from and after the Effective Time up to Closing.

“Invasive Activities” has the meaning set forth in Section 5.1(b).

“Knowledge” means with respect to SM Energy, the actual knowledge of the following Persons: Mark Mueller, Kenneth Knott, Ron Santi, and Rob Diedrich.

“Laws” means any constitution, decree, resolution, law, statute, act, ordinance, rule, directive, order, treaty, code or regulation and any injunction or final non-appealable judgment or any interpretation of the foregoing, as enacted, issued or promulgated by any Governmental Authority.

“Leases” has the meaning set forth in the definition of “Assets” above.

“Liabilities” means any and all claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines, costs and expenses, including any attorneys’ fees and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (for the purposes of this definition, each, an “event”) (whether foreseeable or not and whether covered by insurance or not) that has had or would be reasonably likely to have, individually or in the aggregate with any other event or events, a material adverse effect on the ownership, operation or financial condition of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include such material adverse effects resulting from (a) general changes in oil and gas prices; (b) general changes in industry, economic or political conditions or markets; (c) changes in conditions or developments generally applicable to the oil and gas industry in the State of North Dakota; (d) acts of God, including hurricanes and storms; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, terrorist acts or changes in Laws; (g) effects or changes that are cured or no longer exist by the earlier of Closing and the termination of this Agreement pursuant to Section 12.1, without cost to Buyer; (h) changes in GAAP; and (i) changes resulting from the announcement of the transactions contemplated hereby or the performance of the covenants set forth in Article VIII; provided that, in each case, the changes and effects described in clauses (a), (b) and (c) of this definition do not disproportionately affect the Assets, taken as a whole.

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“Material Contracts” has the meaning set forth in Section 3.7(a).

“Month” means any of the months of the Gregorian calendar.

“Net Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the interest in oil, gas and other minerals covered by such Lease in such lands, multiplied by (c) the Working Interest to be transferred to Buyer as part of the Assets; provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area.

“Net Revenue Interest” means, with respect to any Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well, after giving effect to all Burdens thereon.

“NORM” means naturally occurring radioactive material.

“Operating Expenses” means all operating expenses (including Asset Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the Applicable Operating Agreement, and overhead costs charged to the Assets under the Applicable Operating Agreement, but excluding Liabilities attributable to (a) personal injury or death, property damage or violation of any Law, (b) obligations to plug wells and dismantle or decommission facilities, (c) the Remediation of any Environmental Condition under applicable Environmental Laws, (d) obligations with respect to Imbalances, or (e) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense.

“Operator” means the Person serving as operator under any Applicable Operating Agreement.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permitted Encumbrances” means:

(a)          lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such burdens does not (i) operate to reduce the Net Revenue Interest of SM Energy in any Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well, (ii) obligate SM Energy to bear a Working Interest for such Well in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B, in the same proportion as any increase in such Working Interest) or (iii) increase the royalty and overriding royalty burdens for any Lease to an amount greater than that set forth in Exhibit A;

(b)          Preferential Rights or similar agreements with respect to which (A) waivers are obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the appropriate period for making an election has expired without an exercise of such rights;

(c)          required third party consents to assignments or similar agreements with respect to which (A) consents have been obtained from the appropriate parties for the transaction contemplated hereby, or (B) required notices have been given for the transaction contemplated hereby to the holders of such rights and the applicable period (as specified in the contract, agreement or other instrument granting or reserving such rights) for giving notice of objection or withholding of consent has expired without an exercise of such rights or the period within which the failure to respond to such notice is considered under the relevant contract, agreement or other instrument as deemed consent has expired without SM Energy’s receipt of a notice of objection or withholding of consent;

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(d)          liens for Taxes or assessments not yet due or delinquent;

(e)          Customary Post-Closing Consents;

(f)          other than such rights that have already been triggered, conventional rights of reassignment;

(g)          such Title Defects as Buyer may have waived or is deemed to have waived pursuant to the terms of this Agreement or Title Defects that were not properly asserted by Buyer prior to the Defect Claim Date (other than claims which may be made pursuant to the special warranty of title set forth in the Assignment);

(h)          all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;

(i)          rights of a common owner of any interest in rights-of-way or easements currently held by SM Energy and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(j)          easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines and removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, (in each case) that do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of SM Energy in any Well to an amount less than the Net Revenue Interest set forth on Exhibit B, for such Well, (iii) obligate SM Energy to bear a Working Interest for such Well in any amount greater than the Working Interest set forth on Exhibit B, as applicable, for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B, in the same proportion as any increase in such Working Interest) or (iv) increase the royalty and overriding royalty burdens for any Lease to an amount greater than that set forth in Exhibit A;

(k)          zoning and planning ordinances and municipal regulations;

(l)          vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like Encumbrances arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations that are not yet due;

(m)          Encumbrances created under Leases and/or Applicable Operating Agreements or by operation of Law in respect of obligations that are not yet due;

(n)          any Encumbrance affecting the Assets which is discharged by SM Energy at or prior to Closing;

(o)          any Contracts, restrictions or exclusions set forth on Exhibit A or Exhibit B, as applicable, and all litigation referenced in Schedule 3.6; and

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(p)          the Leases and all other Encumbrances, Contracts (including the Applicable Contracts), agreements, instruments, obligations, defects and irregularities affecting the Assets that (in each case or in the aggregate) do not (i) materially impair the use, ownership or operation of the Assets (as currently owned and operated), (ii) reduce the Net Revenue Interest of SM Energy in any Well to an amount less than the Net Revenue Interest set forth on Exhibit B for such Well, (iii) obligate SM Energy to bear a Working Interest for such Well in any amount greater than the Working Interest set forth on Exhibit B for such Well (unless the Net Revenue Interest for such Asset is greater than the Net Revenue Interest set forth on Exhibit B, in the same proportion as any increase in such Working Interest) or (iv) increase the royalty and overriding royalty burdens for any Lease to an amount greater than that set forth in Exhibit A.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.

“Personal Property” means equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property, including saltwater disposal wells, well equipment, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, and separation facilities, structures, materials, and other items used or held for use in the operation thereof and located upstream of the outlet flange of the relevant custody transfer meter (or, in the case of Hydrocarbon liquids, upstream of the outlet flange in the tanks).

“Preferential Right” has the meaning set forth in Section 6.4.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.6(a).

“Purchase Price” has the meaning set forth in Section 2.2, as such amount may be adjusted from time to time pursuant to Section 2.4 and Section 2.6.

“Records” has the meaning set forth in the definition of “Assets” above.

“Remediation” means, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.

“Remediation Amount” means, with respect to an Environmental Condition, the present value as of the Closing Date of the cost (net to the Asset) of the most cost effective Remediation of such Environmental Condition that is reasonably available.

“Schedules” means the schedule delivered to Buyer prior to the execution of this Agreement setting forth specific exceptions to SM Energy’s representations and warranties set forth in this Agreement.

“SM Energy” has the meaning set forth in the preamble to this Agreement.

“SM Indemnified Parties” has the meaning set forth in Section 13.3.

“Subject Special Warranty Claims” means those claims made by Buyer under the special warranty of title in the Assignment relating to Title Defects that attached or were created with respect to the Assets prior to the Execution Date.

“Surface Contracts” has the meaning set forth in the definition of “Assets” above.

“Taxes” shall mean any and all federal, state, local, foreign and other taxes or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated severance, stamp, occupation, premium, property, windfall profit or other taxes of any kind whatsoever, together with any interests, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term “Tax” means any one of the foregoing Taxes.

“Third Party Claim” has the meaning set forth in Section 13.7(b).

“Title Arbitrator” has the meaning set forth in Section 6.2(i).

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“Title Benefit” means any right, circumstance or condition that operates to (a) increase the Net Revenue Interest being assigned to Buyer in any Well above that shown for such Well in Exhibit B, to the extent the same does not cause a greater than proportionate increase in the Working Interest being assigned to Buyer therein above that shown in Exhibit B, or (b) increase the Net Acres being assigned to the Buyer in any Lease to greater than that shown therefor in Exhibit A.

“Title Benefit Amount” has the meaning set forth in Section 6.2(d).

“Title Benefit Notice” has the meaning set forth in Section 6.2(b).

“Title Benefit Property” has the meaning set forth in Section 6.2(b).

“Title Defect” means any Encumbrance, defect or other matter that alone or in combination with any other Encumbrance, defect or other matter causes SM Energy not to have Defensible Title in and to any Asset; provided that the following shall not be considered Title Defects:

(a)          defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)          defects arising out of lack of survey, unless a survey is expressly required by applicable Laws;

(c)          liens created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking oil and gas leases or purchasing undeveloped oil and gas leases and for which the lessee would not customarily seek a subordination of such lien to the oil and gas leasehold estate prior to conducting drilling activities on the Lease;

(d)          defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that causes Buyer to reasonably believe such corporate or other entity action may not have been authorized and could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(e)          defects based on a gap in SM Energy’s chain of title in the state’s records as to state Leases, or in the county records as to other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be included in a Title Defect Notice;

(f)          defects that have been cured by applicable Laws of limitations or prescription; and

(g)          any Encumbrance or loss of title resulting from SM Energy’s conduct of business after the Execution Date in compliance with Section 8.1.

“Title Defect Amount” has the meaning set forth in Section 6.2(f).

“Title Defect Notice” has the meaning set forth in Section 6.2(a).

“Title Defect Property” has the meaning set forth in Section 6.2(a).

“Title Disputed Matters” has the meaning set forth in Section 6.2(i).

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“Unit” has the meaning set forth in the definition of “Assets” above.

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“Well” has the meaning set forth in the definition of “Assets” above.

“Working Interest” means, with respect to any Unit, Well or Lease, the interest in and to such Unit, Well or Lease that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Unit, Well or Lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.

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